EX-99B (g)(2)

Appendix A

CUSTODY AGREEMENT

Wells Fargo Variable Trust

For its custodial services, the Custodian shall receive a fee, with respect to each Fund, except the VT International Core Fund, of 0.02% of the average daily net assets of each such Fund. The custodial fee for the VT International Core Fund is 0.10%.

Funds of Wells Fargo Variable Trust Covered by This Agreement1

1.	VT Asset Allocation Fund

2.	VT C&B Large Cap Value Fund

3.	VT Discovery Fund

4.	VT Equity Income Fund

5.	VT International Core Fund

6.	VT Large Company Core Fund

7.	VT Large Company Growth Fund

8.	VT Money Market Fund

9.	VT Small/Mid Cap Value Fund

10.	VT Opportunity Fund

11.	VT Small Cap Growth Fund

12.	VT Total Return Bond Fund

Most recent annual agreement approval by the Board of Trustees: April 4, 2005

Appendix A amended: February 8, 2006

[1]	On February 8, 2006, the Board of Trustees approved name changes to the Wells Fargo Variable Trust Funds, which will become effective May 2006.

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The foregoing fee schedule is agreed to as of February 8, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO BANK, N.A.

By:	/s/ Sean O’Loughlin
Sean O’Loughlin
Assistant Vice President

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